Exhibit 99.1

Contact: Brian Lynch Patrick Burke (760) 931-1771

CALLAWAY GOLF COMPANY

TO ACQUIRE TRAVISMATHEW FOR $125.5 MILLION

CARLSBAD, Calif., August 3, 2017 – Callaway Golf Company (NYSE:ELY) announced today it has entered into a definitive agreement to acquire TravisMathew, LLC, a high-growth golf and lifestyle apparel company, for $125.5 million in an all-cash transaction, subject to a working capital adjustment.

“We are very excited about this acquisition,” commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. “With its golf heritage, culture of product excellence and double-digit growth in the golf and lifestyle apparel business, TravisMathew is a great fit with our business, brands, culture and our strategy to grow in areas tangential to golf. This acquisition, once completed, is expected to be slightly accretive to earnings in 2018 and create significant value for our shareholders over the long-term. We look forward to working with the TravisMathew management team to maximize this brand’s growth potential.”

The acquisition is subject to customary closing conditions, including securing regulatory approvals, and is expected to close in the third quarter of 2017. Post-acquisition, TravisMathew will continue to operate out of its Huntington Beach, California headquarters.

The purchase price values TravisMathew at a multiple of approximately 11.8 times projected 2017 full year adjusted EBITDA. Callaway also expects to realize significant value from potential tax benefits associated with the transaction.

In 2017, TravisMathew’s net sales are expected to be in the range of $55-60 million, of which approximately $10-15 million will contribute to Callaway’s 2017 second half financial results assuming the transaction closes in the third quarter of 2017. Including approximately $5 million of estimated transaction expenses and incremental non-cash expense resulting from the acquisition purchase accounting adjustments, TravisMathew is expected to be approximately $0.04 dilutive to Callaway’s 2017 earnings per share but is expected to be slightly accretive in 2018 after taking into account anticipated financing costs and incremental investment in the business to support future growth.

Callaway intends to finance the transaction with cash on hand and borrowings from its asset-backed credit facilities. Latham & Watkins LLP acted as legal counsel and Lazard acted as financial advisor to Callaway. Baker & Hostetler LLP acted as legal counsel and Moss Adams Capital LLC and Optivest IB acted as financial advisor to TravisMathew.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the expected benefits of the TravisMathew transaction, including the impact on earnings, revenues and EBITDA, operational synergies, diversification and growth opportunities, potential tax benefits and the future business and prospects of Callaway and TravisMathew are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated difficulties or expenditures relating to the transaction or the realization of the anticipated synergies and other benefits; the response of customers, suppliers and others to the announcement of the transaction; potential difficulties in employee retention as a result of the transaction; Callaway’s future performance and its ability to realize the expected tax benefits; consumer acceptance of and demand for the company’s products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, see Callaway’s Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in Callaway’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Callaway undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

About TravisMathew

Founded in 2007, TravisMathew is an iconic men’s sportswear brand with premium domestic distribution in better department stores, high-end country clubs, resorts and TravisMathew’s experiential retail stores. TravisMathew draws its inspiration from all aspects of Southern California culture and lifestyle. With a focus on constant innovation and extraordinary quality,

TravisMathew designs and sells premium men’s apparel for work and play. TravisMathew is throwing a party, and you’re invited. For more information please visit www.travismathew.com.